EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

August 11, 2003

Contacts:
Bob Howell – VP/Marketing Director	Nan Johnson – Exec. Asst. to the Chairman
(334) 240-5025	(334) 240-5008

COLONIAL BANCGROUP DIRECTORS ELECT OFFICERS

MONTGOMERY, ALA — Colonial BancGroup Chairman and CEO Robert E. Lowder announced today the election of Colonial BancGroup officers with several key executives moving into new positions with the company.

While Mr. Lowder remains as Chairman of the Board and Chief Executive Officer, W. Flake Oakley, IV moves to President from Executive Vice President, Chief Financial Officer and Secretary. Mr. Lowder had previously served as Colonial BancGroup’s President as well as Chairman and CEO. Executive Vice President Sarah H. Moore will now serve as Chief Financial Officer, moving from her previous position as Chief Operations Officer. Caryn D. Cope was reelected Executive Vice President and Chief Credit Officer. Also elected were Tanya A. Mayne, Executive Vice President and Chief Operations Officer; Kamal S. Hosein, Senior Vice President and Treasurer; and William A. McCrary, Vice President, General Counsel and Secretary.

“These changes underscore our commitment to keep highly qualified people in key positions – making sure we align their skills and experience with the growing needs of the bank,” said Mr. Lowder.

Mr. Oakley has spent 15 years as a senior executive with Colonial. Before being elected President, Mr. Oakley had served as Executive Vice President and Chief Financial Officer since 1990. Other financial experience includes serving as Controller for Mortgage Corporation of the South, a subsidiary of Bank of Boston from 1985 to 1988, and as an Audit Professional with Coopers & Lybrand, L.L.P. from 1975 to 1985. Mr. Oakley is a CPA and earned a B.S. in Business Administration from the University of Alabama in 1975.

Before being elected Chief Financial Officer, Sarah H. Moore had served as Executive Vice President and Chief Operations Officer since April 2000. Her prior positions at Colonial include EVP and Treasurer from 1999 to 2000 and Senior Vice President of Strategic Planning from 1996 to 1999. Before joining Colonial, Mrs. Moore worked for nine years with Coopers & Lybrand, L.L.P. She is a CPA who earned a B.S. in Business Administration from Auburn University in 1987.

Tanya Mayne moves to Executive Vice President and Chief Operations Officer after joining Colonial as EVP of Loan Operations in March 2003. Ms. Mayne has more than 17 years of experience in operations management, most recently at Chase Manhattan Mortgage Corporation. In addition to her experience in operations, information technology, and product and risk management, she also spent two years in the United Kingdom working with Internet-enabled financial technology.

Chief Credit Officer Caryn Cope joined Colonial after graduating from the University of Alabama with a degree in Finance in 1985. Ms. Cope was named Executive Vice President and Chief Credit Officer in January 2001. She had previously served as EVP for Credit Quality & Policy from 1999 to 2000; Senior Vice President of Large

Loan Administration from 1996 to 1998; and Senior Vice President and Manager of Credit Administration for the Birmingham, (Alabama) Region from 1985-1996.

Senior Vice President and Treasurer Kamal S. Hosein joined Colonial in 2003 and is responsible for the company’s Asset Liability and Investment Portfolio Management and Funding. Before joining Colonial, Mr. Hosein was the Investment Portfolio Manager for Compass Bank. Mr. Hosein is a Chartered Financial Analyst who earned his Masters of Arts in Finance and his Bachelor of Science in Commerce and Business Administration from the University of Alabama’s College of Commerce.

William A. McCrary’s election as Secretary comes during his sixth year with Colonial. Mr. McCrary joined the company as Vice President and Legal counsel in 1997 and was promoted to General Counsel in 2002. He is a 1976 graduate of the University of Alabama School of Law, having earned a degree in Commerce and Business Administration at the school in 1973. Mr. McCrary is licensed to practice law in Alabama and Mississippi.

Colonial Bank is a wholly owned subsidiary of the Colonial BancGroup, Inc., a $16 billion bank holding company headquartered in Montgomery, Alabama. Colonial Bank operates 272 locations in Alabama, Florida, Georgia, Nevada, Tennessee, and Texas. It is traded on the New York Stock Exchange under the symbol CNB, listed in most newspapers as ColBgp, and located on the Internet at www.colonialbank.com.

-end-